Exhibit 10.4

GENERAL PARTNERSHIP AGREEMENT
OF
MARKET HUB PARTNERS HOLDING
July 2, 2007

i

7.03	Tax Matters Partner	13
ARTICLE 8 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		13
8.01	Maintenance of Books; Reports	13
8.02	Reports.	13
8.03	Bank Accounts	13
ARTICLE 9 WITHDRAWAL		13
9.01	No Right of Withdrawal	13
9.02	Deemed Withdrawal	13
9.03	Effect of Withdrawal	13
ARTICLE 10 DISPUTE RESOLUTION		13
10.01	Disputes	13
10.02	Negotiation to Resolve Disputes	13
10.03	Selection of Arbitrator	13
10.04	Conduct of Arbitration	13
ARTICLE 11 DISSOLUTION, WINDING UP AND TERMINATION		13
11.01	Dissolution	13
11.02	Winding Up and Termination	13
11.03	Deficit Capital Accounts	13
11.04	Certificate of Cancellation	13
ARTICLE 12 GENERAL PROVISIONS		13
12.01	Offset	13
12.02	Notices	13
12.03	Entire Agreement; Superseding Effect	13
12.04	Effect of Waiver or Consent	13
12.05	Amendment or Restatement	13
12.06	Binding Effect	13
12.07	Governing Law; Severability	13
12.08	Further Assurances	13
12.09	Waiver of Certain Rights	13
12.10	Counterparts	13
EXHIBITS:
A — Partners
B — Initial Facilities
ii

GENERAL PARTNERSHIP AGREEMENT
OF
MARKET HUB PARTNERS HOLDING
     This GENERAL PARTNERSHIP AGREEMENT OF MARKET HUB PARTNERS HOLDING, dated as of July 2, 2007 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by Spectra Energy Partners MHP Holding, LLC, a Delaware limited liability company (“SEP MHP”), Spectra Energy Southeast MHP Holding, LLC, a Delaware limited liability company (“SEPL MHP”), and Spectra Energy MHP Holding, LLC, a Delaware limited liability company (“SET MHP”), each as a partner of the Partnership. Capitalized terms used in this Agreement and not defined elsewhere have the meanings given to them in Article 1 below.
RECITALS
     The Partners hereby form a partnership pursuant to and in accordance with the Act and desire to enter into a written agreement pursuant to the Act governing the affairs of the Partnership and the conduct of its business. This Agreement is intended to bind all Partners from time to time and the Partnership.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners agree as follows:
ARTICLE 1
DEFINITIONS
          1.01 Definitions.
          (a) Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
     AAA — Section 10.02(c).
     Act — the Delaware Revised Uniform Partnership Act (6 Del. C. §15-101, et seq.), as amended from time to time.
     Additional Contribution — Section 4.06(a)(ii).
     Additional Contribution Partner — Section 4.06(a)(ii).
     Affiliate — with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Partner, the Partner’s Parent; and (c) each entity that is under common Control with the Person, including, in the case of a Partner, each entity that is Controlled by the Partner’s Parent; provided, with respect to any Partner, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if a general partner of the limited partnership is Controlled by the Partner’s Parent, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Partner’s Parent.

     Affiliate’s Outside Activities — Section 6.04(b).
     Agreement — introductory paragraph.
     Alternate Representative - Section 6.02(a)(i).
     Arbitration Notice — Section 10.02(c).
     Arbitrator — Section 10.03(a).
     Assignee — any Person that acquires a Partnership Interest or any portion of a Partnership Interest through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Partnership as a Partner except with the prior written approval of each of the Partners. The Assignee of a liquidated or wound up Partner is the shareholder, partner, member or other equity owner or owners of the liquidated or wound up Partner to which that Partner’s Partnership Interest is assigned by the Person conducting the liquidation or winding up of that Partner. The Assignee of a Bankrupt Partner is (a) the Person or Persons (if any) to whom such Bankrupt Partner’s Partnership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Partnership Interest is assigned.
     Authorizations — licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.
     Available Cash — with respect to any Quarter ending prior to the liquidation and winding up of the Partnership, the excess, if any and without duplication, of:
          (a) the sum of all cash and cash equivalents of the Partnership on hand at the end of that Quarter, over
          (b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Partnership (including reserves for future maintenance capital expenditures and for anticipated future credit needs of the Partnership) subsequent to that Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Partnership or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash with respect to that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the Management Committee so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or winding up of the Partnership occurs and any subsequent Quarter shall be deemed to equal zero.

     Bankruptcy or Bankrupt — with respect to any Person, (a) that Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for that Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of that Person or of all or any substantial part of that Person’s properties; or (b) against that Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without that Person’s consent or acquiescence, a trustee, receiver or liquidator of that Person or of all or any substantial part of that Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
     Breaching Partner — a Partner that (i) has committed a failure or breach of the type described in the definition of “Default,” (ii) has received a notice of the type described in the definition of “Default,” and (iii) has not cured the failure or breach, but as to which the applicable cure period set forth in the definition of “Default” has not yet expired.
     Business Day — any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.
     Capital Account — the account maintained by the Partnership for each Partner in accordance with this Agreement and to be maintained by the Partnership for each Partner from and after the Effective Date in accordance with Section 4.05.
     Capital Budget - the annual capital budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i)(iii)(B).
     Capital Call — Section 4.01(a).
     Capital Contribution — with respect to any Partner, the amount of money and the net agreed value of any property (other than money) contributed to the Partnership by the Partner. Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest.
     Certificate — Section 2.01.
     Claim — any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

     Code — the Internal Revenue Code of 1986, as amended.
     Confidential Information — information and data (including all copies) that is furnished or submitted by any of the Partners, their Affiliates, or the Operator, whether oral, written, or electronic, to the other Partners, their Affiliates, or the Operator in connection with the Facilities and the resulting information and data obtained from those studies, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
          (a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Partner or its Affiliates or the Operator in contravention of this Agreement;
          (b) as to any Partner or its Affiliates or the Operator, was in the possession of such Partner or its Affiliates or Operator prior to the execution of any confidentiality agreements related to the Facilities or this Agreement; or
          (c) has been independently acquired or developed by a Partner or its Affiliates or Operator without violating any of the obligations of that Partner or its Affiliates or Operator under any applicable agreement.
     Contributing Partner — Section 4.06(a).
     Control — the possession, directly or indirectly, through one or more intermediaries, of the following:
          (a) (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; provided, however, in the case of a limited partnership, “Control” shall mean possession, directly or indirectly through one or more intermediaries, of, (A) in the case where the general partner of such limited partnership is a corporation, ownership of 50% or more of the outstanding voting securities of such corporate general partner, (B) in the case where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 50% or more of the distributions from such general partner entity, and (C) in the case where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under clause (A) or (B), in each case, notwithstanding that the Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least 50% of the distributions from such limited partnership; and
          (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.
     Day — a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of that period shall be automatically extended until the end of the first succeeding Business Day.
     Deemed Tax Disposition - any event or series of events that is treated for federal income tax purposes as a sale or exchange of a Partner’s Partnership Interest or portion thereof for purposes of Section 708(b)(1)(B) of the Code.
     Default — with respect to any Partner,
          (a) the failure of that Partner to contribute, on or before the 10th Day after the date required, all or any portion of a Capital Contribution that Partner is required to make as provided in this Agreement or
          (b) the failure of a Partner to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement, or the failure of any representation or warranty made by a Partner in this Agreement to have been true and correct in all material respects at the time it was made, in each case if the breach is not cured by the applicable Partner on or before the 30th Day after its receiving notice of such breach from any other Partner (or, if such breach is not capable of being cured within such 30-Day period, if such Partner fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence). The Management Committee may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.
     Default Rate — a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 2% per annum, and (b) the maximum rate permitted by Law.
     Dispose, Disposing or Disposition — with respect to any asset,, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.
     Disposing Partner — Section 3.03(a).
     Dispute — Section 10.01.
     Dispute Notice — Section 10.02.
     Disputing Partner — Section 10.01.
     Dissolution Event — Section 11.01.
     Effective Date — the date the Partnership is formed as provided in Section 2.01.
     Encumber, Encumbering or Encumbrance — the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.
     Facilities — (a) the Initial Facilities and (b) any additions to or expansion of existing Facilities that are approved by the Management Committee.
     FERC — the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.
     Governmental Authority (or Governmental) — a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FERC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.
     including — including, without limitation.
     Initial Facilities — means the gas storage facility and related equipment and other infrastructure described on Exhibit B.
     Law — any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
     Majority Interest - Section 6.02(f)(i)(D).
     Management Committee - Section 6.02.

     Non-Contributing Partner — Section 4.06(a).
     O&M Agreement — Section 6.04.
     Officer — any Person designated as an officer of the Partnership as provided in Section 6.02, but that term does not include any Person who has ceased to be an officer of the Company.
     Omnibus Agreement — that certain Omnibus Agreement dated as of July 2, 2007 by and among Spectra Energy Corp, Spectra Energy Partners GP, LLC, Spectra Energy Partners (DE) GP, LP and Spectra Energy Partners, LP.
     Operator — SET MHP.
     Parent — the Person that Controls a Partner and that is not itself Controlled by any other Person.
     Partner — any Person executing this Agreement as of the date of this Agreement as a partner or subsequently admitted to the Partnership as a partner as provided in this Agreement, but such term does not include any Person that has ceased to be a partner in the Partnership.
     Partnership — Market Hub Partners Holding General Partnership.
     Partnership Interest — with respect to any Partner, (a) that Partner’s status as a Partner; (b) that Partner’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Partnership; (c) any Priority Interest to which that Partner is entitled pursuant to Section 4.06(b); (d) all other rights, benefits and privileges enjoyed by that Partner (under the Act, this Agreement or otherwise) in its capacity as a Partner; and (e) all obligations, duties and liabilities imposed on that Partner (under the Act, this Agreement or otherwise) in its capacity as a Partner, including any obligations to make Capital Contributions.
     Person — the meaning assigned that term in Section 15-101(16) of the Act and also includes a Governmental Authority and any other entity.
     Priority Interest — the special distribution rights under Section 4.06(b) received by each Additional Contribution Partner, which rights include the right to receive the return described in Section 4.06(b)(i) and which form part of the Additional Contribution Partner’s Partnership Interest.
     Priority Interest Sharing Ratio — Section 4.06(b)(i).
     Quarter — unless the context requires otherwise, a fiscal quarter of the Partnership.
     Representative - Section 6.02(a)(i).
     Securities Act — the Securities Act of 1933.
     Sharing Ratio — subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Partnership Interests, (a) in the case of a Partner executing this Agreement as of the date of this Agreement or a Person acquiring that Partner’s Partnership Interest, the percentage specified for that Partner as its Sharing Ratio on Exhibit A, and (b) in the case of Partnership Interests issued under Section 3.04, the Sharing Ratio established in Section 3.04; provided, however, that the total of all Sharing Ratios shall always equal 100%.
     Sole Discretion — (a) in the applicable Person’s sole and absolute discretion (b) with or without cause, (c) subject to such conditions as it may deem appropriate, and (d) without taking into account the interests of, and without incurring liability to, the Partnership, any Partner, or any officer or employee of the Partnership.
     Storage Agreement —any agreement of the Partnership to store natural gas for other Persons at any of the Facilities.
     Tax Matters Partner — Section 7.03(a).
     Term — Section 2.06.
     Treasury Regulations — the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
     Withdraw, Withdrawing or Withdrawal — the withdrawal, resignation or retirement of a Partner from the Partnership as a partner. Such terms shall not include any Dispositions of Partnership Interest (which are governed by Sections 3.03(a) and (b)), even though the Partner making a Disposition may cease to be a Partner as a result of the Disposition.
     Withdrawn Partner — Section 9.03.
          (b) Other Terms. Terms defined elsewhere in this Agreement have the meanings so given them.
          1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.
ARTICLE 2
ORGANIZATION
          2.01 Formation. The Management Committee has previously formed the Partnership as a Delaware partnership by the filing of a Certificate of Conversion of Market Hub

Partners Holding, LLC to Market Hub Partners Holding pursuant to Section 15-901 of the Act (the “Certificate”).
          2.02 Name. The name of the Partnership is “Market Hub Partners Holding” and all Partnership business must be conducted in that name.
          2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Partnership) as the Management Committee may designate in the manner provided by Law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Partnership in the United States shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Partnership shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Partnership in the State of Delaware. The Partnership may have such other offices as the Management Committee may designate.
          2.04 Purposes. The purposes of the Partnership are to plan, design, construct, acquire, own, maintain and operate the Facilities, to market the services of the Facilities, to engage in the storage and transmission of natural gas through the Facilities, and to engage in any activities directly or indirectly relating to the foregoing.
          2.05 Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, to the extent required by Law, the Management Committee shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Partnership as a foreign partnership in that jurisdiction. At the request of the Management Committee, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign partnership in all such jurisdictions in which the Partnership may conduct business.
          2.06 Term. The period of existence of the Partnership (the “Term”) commenced with the acceptance for filing of the Certificate by the Secretary of State of the State of Delaware and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 11.04.
ARTICLE 3
PARTNERSHIP; DISPOSITIONS OF INTERESTS
          3.01 Initial Partners. As of the formation of the Partnership, SEP MHP, SEPL MHP and SET MHP are Partners.
          3.02 Representations, Warranties and Covenants. Each Partner hereby represents, warrants and covenants to the Partnership and each other Partner that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Partner is a Partner:
          (a) that Partner is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Partner is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Partner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Partner have been duly taken;
          (b) that Partner has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Partner enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
          (c) that Partner’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of that Partner, (B) any contract or agreement to which that Partner is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Partner is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
          3.03 Dispositions and Encumbrances of Partnership Interests(a) .
          (a) A Partner (the “Disposing Partner”) may Dispose of or Encumber all or any portion of its Partnership Interest only (i) to an Affiliate of the Partner making the Disposition or (ii) with the written consent of the Management Committee. Any attempted Disposition or Encumbrance of a Partnership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting a Partnership Interest may not be separated, divided or split from the other attributes of a Partnership Interest except with the prior written approval of the Management Committee and as contemplated by the express provisions of this Agreement. Notwithstanding the foregoing, a Partner may not effect a Disposition (including a Deemed Tax Disposition) if such Disposition, when added to the total of all other Dispositions (including Deemed Tax Dispositions) with the preceding twelve months, results in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code.
          (b) The Partners agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Partnership and to the other Partners for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Limited Partner to comply with such provision and (ii) the uniqueness of the Partnership business and the relationship among the Partners. Accordingly, the Limited Partners agree that the provisions of this Section 3.03 may be enforced by specific performance in accordance with Section 10.04(b).
          3.04 Creation of Additional Partnership Interests. Additional Partnership Interests may be created and issued to existing Partners or to other Persons, and such other Persons may be admitted to the Partnership as Partners, only with the consent of the Management Committee, on such terms and conditions as the Management Committee may determine at the time of admission. The terms of admission or issuance must specify the applicable Sharing Ratios and may provide for the creation of different classes or groups of Partners having different rights, powers and duties. Any such admission is effective only after the new Partner has executed and delivered to each other Partner an instrument containing the notice address of the new Partner, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Partnership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03.
          3.05 Access to Information. Each Partner shall be entitled to receive any information that it may request concerning the Partnership; provided, however, that this Section 3.05 shall not obligate the Partnership, the Management Committee, or Operator to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Partner shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Partnership and to audit, examine and make copies of the books of account and other records of the Partnership. This right may be exercised through any agent or employee of a Partner designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Partner making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on that Partner’s behalf. The Partners agree to cooperate reasonably, and to cause their respective independent public accountants, engineers, attorneys or other consultants to cooperate reasonably, in connection with any such request. Confidential Information obtained under this Section 3.05 shall be subject to the provisions of Section 3.06.
          3.06 Confidential Information.
          (a) Except as permitted by Section 3.06(b), (i) each Partner shall, and shall cause its Affiliates to, keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Partner shall use the Confidential Information only in connection with the Facilities and the Partnership.
          (b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Partner or, where applicable, its Affiliates, may make the following disclosures and uses of Confidential Information:
          (i) disclosures to another Partner, the Operator or any other Person retained by the Partnership in connection with the Partnership;

          (ii) disclosures and uses that are approved by the Management Committee;
          (iii) disclosures that may be required from time to time to obtain requisite Authorizations or financing for the Facilities, if the disclosures are approved by the Management Committee;
          (iv) disclosures to an Affiliate of that Partner, including the directors, officers, employees, agents and advisors of that Affiliate, if that Affiliate has agreed to abide by the terms of this Section 3.06, and special care shall be taken to restrict such disclosures in any case where that Affiliate is or may become a customer under a Storage Agreement or an “Energy Affiliate” (as defined in the FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358, Section 358.3(d));
          (v) disclosures to the Parent of that Partner, including the directors, officers, employees, agents and advisors of that Parent, but that Parent shall be subject to the terms of this Section 3.06;
          (vi) disclosures to a Person that is not a Partner or an Affiliate of a Partner, if that Person has been retained by a Partner or an Affiliate of a Partner to provide services in connection with the Partnership and has agreed to abide by the terms of this Section 3.06;
          (vii) disclosures to a bona-fide potential direct or indirect purchaser of that Partner’s Partnership Interest, if that potential purchaser has agreed to abide by the terms of this Section 3.06;
          (viii) disclosures required, with respect to a Partner or an Affiliate of a Partner, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) any national securities exchange or automated quotation system or (E) to any tax authority as such Partner deems appropriate; and
          (ix) disclosures that a Partner is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction or similar process or otherwise by Law; provided, however, that, prior to any such disclosure, such Partner shall, to the extent legally permissible:
               (A) provide the Management Committee with prompt notice of such requirements so that one or more of the Partners may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(ix);
               (B) consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and

               (C) cooperate with the Management Committee and with the other Partners in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Partners waive compliance with the provisions of this Agreement, that Partner agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of the Partner’s counsel, the Partner is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.
          (c) Each Partner shall take, and shall cause its Affiliates to take, such precautionary measures as may be required to ensure (and such Partner shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.
          (d) Promptly after its Withdrawal, a Withdrawn Partner shall destroy (and provide a certificate of destruction to the Partnership with respect to), or return to the Partnership, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Partner may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining that Partner’s corporate decisions with respect to the Facilities or (ii) preparing such Partner’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Partner must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention.
          (e) The Partners agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Partnership and the other Partners to suffer irreparable harm. Accordingly, the Partners agree that the Partnership and the other Partners shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.04.
          (f) The obligations of the Partners under this Section 3.06 (including the obligations of any Withdrawn Partners) shall continue to bind any Person that has ceased to be a Partner and shall terminate on the second anniversary of the end of the Term.
          3.07 Liability to Third Parties. No Limited Partner or Affiliate of a Partner shall be liable for the debts, obligations or liabilities of the Partnership.
          3.08 Use of Partners’ Names and Trademarks. The Partnership, the Partners and their Affiliates shall not use the name or trademark of any Partner or its Affiliates in connection with public announcements regarding the Partnership, or marketing or financing activities of the Partnership, without the prior consent of such Partners or Affiliate, which shall not be unreasonably withheld.
ARTICLE 4
CAPITAL CONTRIBUTIONS
          4.01 Capital Contributions.
          (a) Except as otherwise provided in the following provisions of this Section 4.01 or 4.02, the Management Committee may issue or cause to be issued a notice to each Partner for the making of Capital Contributions at such times and in such amounts as the Management Committee shall determine (a “Capital Call”). All amounts timely received by the Partnership under this Section 4.01 shall be credited to the respective Partner’s Capital Account as of the specified date
          (b) Each Capital Call shall contain the following information:
          (i) The total amount of Capital Contributions required from all Partners;
          (ii) The amount of Capital Contribution required from the Partner to which the notice is addressed, which amount must equal that Partner’s Sharing Ratio of the total Capital Call;
          (iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and
          (iv) The date on which payments of the Capital Contribution shall be made (which date shall not be sooner than the 30th Day following the date the Capital Call is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that the date and the method shall be the same for each of the Partners.
          (c) Each Partner agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued as provided in Section 4.01(a).
          4.02 Loans.
          (a) Rather than making a Capital Call under Section 4.01, the Management Committee by notice may require the Partners to lend funds to the Partnership at such times, in such amounts and under such terms and conditions as the Management Committee shall determine; provided, however, that the Management Committee shall not call for loans rather than Capital Contributions to the extent doing so would breach any financing or other agreement of the Partnership. All amounts received from a Partner after the date specified in Section 4.02(b)(iv) by the Partnership under this Section 4.02 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Partnership), which interest shall be payable to the Partnership and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective

Capital Accounts of all the Partners on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Partnership, but shall not be considered part of the principal of the loan.
          (b) Each notice issued under Section 4.02(a) shall contain the following information:
          (i) The total amount of loans required from the Partners;
          (ii) The amount of the loan required from the Partner to which the notice is addressed, which amount must equal (A) that Partner’s Sharing Ratio of the total amount of loans requested divided by (B) the sum of the Sharing Ratios of all Partners;
          (iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;
          (iv) The date on which the loans to the Partnership shall be made (which date shall not be sooner than the 30th Day following the date the request is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that the date and the method shall be the same for each of the Partners; and
          (v) All terms concerning the repayment of or otherwise relating to the loans, provided that the terms shall be the same for each of the Partners.
          (c) Each Partner agrees that it shall make its respective loans in accordance with requests issued as provided in Section 4.02(a).
          4.03 No Other Contribution Obligations. No Partner shall be required or permitted to make any Capital Contributions or loans to the Partnership except as provided in this Article 4.
          4.04 Return of Contributions. Except as expressly provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.
          4.05 Capital Accounts.
          (a) The aggregate amount in each Partner’s Capital Accounts existing as of the date hereof shall be based on the tax basis of the assets and liabilities owned by the Partnership as of the date hereof and allocated between the Partners in proportion to their respective Sharing Ratios. Each Partner’s Capital Account shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Partner by the Partnership, (v) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Partner of expenditures of the Partnership described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Partners’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). Thus, the Partners’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Partnership’s property on its books based on the fair market value of the Partnership’s property on the date of adjustment (as determined pursuant to Section 4.05(b)), immediately prior to (A) the contribution of money or other property to the Partnership by a new or existing Partner as consideration for a Partnership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Partnership to a Partner as consideration for a Partnership Interest, or (C) the liquidation of the Partnership. A Partner who has more than one Partnership Interest shall have a single Capital Account that reflects all such Partnership Interests, regardless of the class of Partnership Interests owned by such Partner and regardless of the time or manner in which such Partnership Interests were acquired. Upon the Disposition of all or a portion of a Partnership Interest, the Capital Account of the Disposing Partner that is attributable to that Partnership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l).
          (b) Whenever the fair market value of the Partnership’s property is required to be determined pursuant to the third and fourth sentences of Section 4.05(a), the Management Committee shall establish the fair market value in a notice to the Limited Partners.
          4.06 Failure to Make a Capital Contribution.
          (a) General. If any Partner fails to make a Capital Contribution when required in a Capital Call under Section 4.01 of this Agreement, or a loan when required under Section 4.02 of this Agreement (each such Partner being a “Non-Contributing Partner”), then, provided the failure has not been cured, the Partners that have contributed their Capital Contributions (each, a “Contributing Partner”) may (without limitation as to other remedies that may be available) at any time after the 10th Day after the date the Capital Contribution was due elect to:

          (i) treat the Non-Contributing Partner’s failure to contribute as a Default by giving notice to the Non-Contributing Partner, in which event the provisions of this Agreement regarding the commission of a Default by a Partner shall apply; or
          (ii) pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Partner (the “Additional Contribution”), in which event the Contributing Partners that elect to fund the Non-Contributing Partners’ share (the “Additional Contribution Partners”) may treat the contribution as one of: (1) a Capital Contribution resulting in the Additional Contribution Partners receiving a Priority Interest under Section 4.06(b), or (2) a permanent capital contribution that results in an adjustment of Partnership Interests under Section 4.06(c), as determined by the Additional Contribution Partners as set forth below.
No Contributing Partner shall be obligated to elect either (i) or (ii) above. The decision of the Contributing Partners to elect (i) or (ii) above shall be made by the determination of the Contributing Partners holding the majority of the Sharing Ratios of all Contributing Partners, but (ii) above may not be elected unless at such time of determination there is one or more Additional Contribution Partners. The decision of the Additional Contribution Partners to elect (ii)(1) or (ii)(2) above shall be made by the determination of the Additional Contribution Partners holding the majority of the Sharing Ratios of all Additional Contribution Partners. Unless and until such election is made, payment of the Additional Contribution shall be treated as a Priority Interest under Section 4.06(a)(ii)(1). If the Additional Contribution Partners make the election under Section 4.06(a)(ii) to treat the contribution as a contribution for which they receive a Priority Interest under Section 4.06(b), then the Additional Contribution Partners will have the option, exercisable at any time thereafter (by the election of Additional Contribution Partners holding a majority of the Sharing Ratios of all Additional Contribution Partners) upon notice to the other Partners on or before the 30th Day beforehand, to change their election such that the amount of the payment of the Non-Contributing Partner’s portion of the Capital Contribution (less any amounts received by the Additional Contribution Partners as a payment of the applicable Priority Interest (other than payment of the return amount forming a part thereof)) shall be treated as an Additional Contribution as provided in Section 4.06(c). In that event, the accrued and unpaid return forming part of the Priority Interest shall not be treated as an Additional Contribution but shall continue as a Priority Interest as provided in Section 4.06(b) below (with such amount to continue to compound return thereon).
          (b) Priority Interest. If the Additional Contribution Partners elect to treat the payment of Additional Contribution as a contribution for which the Additional Contribution Partners receive a Priority Interest, then the following shall apply:
          (i) Each Additional Contribution Partner shall receive a Priority Interest in the distributions from the Partnership that would otherwise be due and payable to the Non-Contributing Partner(s). The Priority Interest received by each Additional Contribution Partner shall be in the proportion that the amount of the Additional Contribution paid by that Additional Contribution Partner bears to the amount of the Additional Contributions made by all Additional Contribution Partners (each Additional Contribution Partner’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Partnership that would otherwise be due and payable to the Non-Contributing Partner(s) instead shall be paid to the Additional Contribution Partners in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Partnership to any Non-Contributing Partner until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contribution Partner when that Additional Contribution Partner has received either through the distributions it receives under its Priority Interest or through payment(s) to it by the Non-Contributing Partner(s) (which payment(s) may be made by the Non-Contributing Partner(s) at any time) of an amount equal to the Additional Contribution made by such Partner, plus a return thereon of fourteen percent (14%) per annum (compounded monthly on the outstanding balance). For the purpose of making this calculation, all amounts received by an Additional Contribution Partner shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Partner to a Contributing Partner to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Partner to the Partnership and thereafter distributed by the Partnership to the Contributing Partner with respect to its Priority Interest.
          (ii) The Priority Interests shall not alter the Sharing Ratios, nor shall the Priority Interests alter any distributions to the Contributing Partners (in their capacity as Contributing Partners, as opposed to their capacity as Additional Contribution Partners) in accordance with their respective Sharing Ratios. Notwithstanding any provision in this Agreement to the contrary, a Partner may not dispose of all or a portion of its Priority Interest except to a Person to which it Disposes all or the applicable pro rata portion of its Partnership Interest after compliance with the requirements of this Agreement for the Disposition.
          (iii) No Partner that is a Non-Contributing Partner may Dispose of its Partnership Interest unless, at the closing of such Disposition, either the Non-Contributing Partner or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Partner’s failure to contribute. No Assignee shall be admitted to the Partnership as a Partner until compliance with this Section 4.06(b)(iii) has occurred.
          (c) Permanent Contribution. Subject to Section 4.06(a), if the Additional Contribution Partners elect under Section 4.06(a) to have the Additional Contribution treated as a permanent capital contribution, then each Additional Contribution Partner that funds a portion of the Additional Contribution shall have its capital account increased accordingly and the Partners’ Partnership Interests and Sharing Ratios will be automatically adjusted to equal each Partner’s total Capital Contributions when expressed as a percentage of all Partners’ Capital Contributions.
          (d) Further Assurance. In connection with this Section 4.06, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 4.06.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
          5.01 Distributions. On or before the 30th Day following the end of each Quarter, the Management Committee shall review and determine the amount of Available Cash with respect to that Quarter, and an amount equal to 100% of Available Cash with respect to that Quarter shall be distributed in accordance with this Article 5 to the Partners (other than a Breaching Partner) in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are made).
          5.02 Distributions on Dissolution and Winding Up. Upon the winding up of the Partnership, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Partners as determined under Section 11.02 shall be distributed to all of the Partners (other than a Breaching Partner) in amounts equal to the Partners’ positive Capital Account balances.
          5.03 Allocations.
          (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.05 and for income tax purposes, except as provided in Section 5.03(b) and (c), each item of income, gain, loss, deduction and credit of the Partnership shall be allocated to the Partners in accordance with their respective Sharing Ratios.
          (b) With respect to each period during which a Priority Interest is outstanding, each Additional Contribution Partner shall be allocated items of income and gain in an amount equal to the return that accrues with respect to that Additional Contribution Partner’s Additional Contribution pursuant to Section 4.06(b)(i), and items of income and gain that would otherwise be allocable to the Non-Contributing Partner(s) shall be correspondingly reduced.
          (c) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Partnership by a Partner or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).
          5.04 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Partnership to have been Partners as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Partner’s Sharing Ratio, the Partners agree that their allocable shares of items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Partners’ varying Sharing Ratios.

ARTICLE 6
MANAGEMENT
          6.01 Generally. The management of the Partnership is fully vested in the Partners. To facilitate the orderly and efficient management of the Partnership, the Partners shall act (a) collectively as a “committee of the whole” (named the Management Committee) pursuant to Section 6.02, and (b) through the delegation of certain duties and authority to the Operator and the Officers. Subject to the express provisions of this Agreement, each Partner agrees that it will not exercise its authority under the Act to bind or commit the Partnership to agreements, transactions or other arrangements, or to hold itself out as an agent of the Partnership.
          6.02 Management Committee. Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner, Representative, Officer and employee of the Partnership. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:
          (a) Representatives.
          (i) Designation. To facilitate the orderly and efficient conduct of Management Committee meetings, each Partner shall notify the other Partners, from time to time, of the identity of (A) one of its officers, employees or agents who will represent it at meetings (a “Representative”), and (B) one of its officers, employees or agents who will represent it at any meeting that the Partner’s Representative is unable to attend (“Alternate Representative”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representative and Alternate Representative of each Partner are set forth in Exhibit A. A Partner may designate a different Representative or Alternate Representative for any meeting of the Management Committee by notifying each of the other Partners on or before the scheduled date for that meeting; provided, however, that if giving that advance notice is not feasible, then the new Representative or Alternate Representative shall present written evidence of his or her authority at the commencement of such meeting.
          (ii) Authority. Each Representative shall have the full authority to act on behalf of the Partner that designated that Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Partner that designated that Representative; and the other Partners shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of that Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which that Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.
          (iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE PARTNER THAT DESIGNATED THE REPRESENTATIVE (THE NATURE

AND EXTENT OF SUCH DUTIES BEING AN INTERNAL AFFAIR OF THE PARTNER), AND NOT TO THE PARTNERSHIP, ANY OTHER PARTNER OR REPRESENTATIVE OR ANY OFFICER OR EMPLOYEE OF THE PARTNERSHIP. THE PROVISIONS OF SECTION 6.02(e)(iii) SHALL ALSO INURE TO THE BENEFIT OF EACH PARTNER’S REPRESENTATIVE. THE PARTNERSHIP SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER PARTNER), OTHER THAN THE PARTNER THAT DESIGNATED THE REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.
          (iv) Attendance. Each Partner shall use all reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a “force majeure” event or other event beyond his reasonable control, in which event that Partner shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(g).
          (b) Procedures. The Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval within a reasonable period of time after each meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.
          (c) Time and Place of Meetings. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee, at such times and places as the Representatives may agree. Special meetings of the Management Committee may be called at such times, and in such manner, as any Partner deems necessary. Any Partner calling for any such special meeting shall notify all other Partners of the date and agenda for such meeting on or before the fifth Day prior to the date of such meeting. This five-Day period may be shortened by unanimous vote of the Management Committee. All meetings of the Management Committee shall be held at such location as the Partners may agree. Attendance of a Partner’s Representative at a meeting of the Management Committee shall constitute a waiver of notice of that meeting, except where the Representative attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
          (d) Quorum. The presence of a Majority Interest shall constitute a quorum for the transaction of business at any meeting of the Management Committee.
          (e) Voting.
          (i) Voting by Sharing Ratios; Voting Thresholds. Except as provided otherwise in this Agreement, voting shall be according to the Partners’ respective Sharing Ratios. Except as otherwise provided in this Agreement, the vote of one or more Partners holding among them at least a majority of the Sharing Ratios (a “Majority Interest”) shall constitute the action of the Management Committee.
          (ii) DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH PARTNER OR ITS REPRESENTATIVE MAY GRANT OR WITHHOLD ITS VOTE, CONSENT OR APPROVAL IN ITS SOLE DISCRETION. THE PROVISIONS OF THIS SECTION 6.02(e)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A PARTNER OR ITS REPRESENTATIVE.
          (iii) Exclusion of Certain Partners and Their Sharing Ratios. With respect to any vote, consent or approval, any Breaching Partner or Withdrawn Partner shall be excluded from such decision (as contemplated by Section 10.03(c)), and the Sharing Ratio of such Breaching Partner or Withdrawn Partner shall be disregarded in calculating the voting thresholds in Section 6.02(e)(i). In addition, if any other provision of this Agreement provides that a Majority Interest is to be calculated without reference to the Sharing Ratio of a particular Partner, then the applicable voting threshold, including the number of Partners required, in Section 6.02(e)(i) shall be deemed adjusted accordingly.
          (f) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Partners holding among them the requisite Sharing Ratio for approval of such action at a meeting. Notice of any such action shall be given promptly to any Partner that has not consented to such action.
          (g) Meetings by Telephone. Partners may participate in and hold any meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting shall constitute presence in person at the meeting, except where a Partner participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
          (h) Matters Requiring Management Committee Approval. Except as expressly provided elsewhere in this Agreement, none of the following actions may be taken by, or on behalf of the Partnership, without first obtaining the vote of the Management Committee described below:
          (i) Unanimous Interest. The following actions shall require the approval of all Partners:
               (A) dissolution of the Company under Section 11.01(a) or the Partnership under Section 11.01(a) of the Partnership Agreement;

               (B) causing or permitting the Partnership to become Bankrupt (but this provision shall not be construed to require any Partner to ensure the profitability or solvency of the Partnership);
               (C) conducting, or authorizing the Partnership to conduct, any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code);
               (D) any other action that, pursuant to an express provision of this Agreement, requires the approval of all Partners;
               (E) the Disposition or abandonment of all or substantially all of the assets of the Partnership; or
               (F) causing or permitting the Partnership to merge with, or consolidate or convert into, any other entity.
          (ii) Majority Interest. A Majority Interest shall be required to approve:
               (A) causing the Partnership to take any action under the Partnership Agreement that requires Management Committee approval other than the actions specified in Section 6.02(h)(i);
               (B) the amount of Available Cash with respect to each Quarter;
               (C) approving or amending the annual Capital Budget and Operating Budget for the Partnership (with it being understood that the latest approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved), including the parameters under which the Operator and the Officers are authorized to expend Partnership funds without further Management Committee approval;
               (D) any Capital Call or loan under Section 4.02;
               (E) any additions to or expansion of the Facilities; or
               (F) engaging any engineer, auditor, attorney or other consultant or adviser.
          (i) Subcommittees. The Management Committee may create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

          (j) Officers. The Management Committee may designate one or more Persons to be Officers of the Partnership. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee.
          6.03 Operations and Management Agreement. Promptly after the Partnership’s formation, the Partnership shall enter into an Operations and Management Agreement with the Operator on terms as it may find acceptable (the “O&M Agreement”). Until the O&M Agreement is executed, the Operator may perform services, and shall be entitled to compensation, in a manner consistent with the historical operation of the Facilities and as set forth in the Omnibus Agreement.
          6.04 Conflicts of Interest. A Partner or an Affiliate of a Partner may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership and specifically including natural gas storage and transportation, with no obligation to offer to the Partnership, any other Partner or any Affiliate of another Partner the right to participate therein. The Partnership may transact business with any Partner or Affiliate of a Partner, provided the terms of those transactions are approved by the Management Committee or expressly contemplated by this Agreement or the O&M Agreement. Without limiting the generality of the foregoing, the Partners recognize and agree that their respective Affiliates currently, or in the future may, engage in various activities involving natural gas marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), gathering, processing, storage, transportation and distribution, development and ownership, as well as other commercial activities related to natural gas and that these and other activities by Partners’ Affiliates may be based on natural gas that is stored in the Facilities or otherwise made possible or more profitable by reason of the Partnership’s activities (herein referred to as “Affiliate’s Outside Activities”). No Affiliate of a Partner shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and no Partner or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Partnership, any other Partner or any Affiliate of any other Partner, by reason of such Affiliate’s Outside Activities.
          6.05 Indemnification for Breach of Agreement. Each Partner shall indemnify, protect, defend, release and hold harmless each other Partner, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Partner) that result from a breach by the indemnifying Partner of this Agreement; provided, however, that this Section 6.05 shall not (a) apply to any Claim or other matter for which a Partner has no liability or duty, or is indemnified or released, pursuant to Section 6.04 or pursuant to the terms of any Storage Agreements or (b) hold the indemnified Person harmless from special, consequential or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person.
          6.06 General Regulatory Matters(a) . Each Partner shall:

          (a) cooperate fully with the Partnership, the Management Committee and the Operator in securing appropriate Authorizations for the development, construction and operation of the Facilities, including supporting all applications to the FERC, and in connection with any reports prescribed by any other Governmental Authority having jurisdiction over the Partnership;
          (b) join in any eminent domain takings by the Partnership, to the extent, if any, required by Law;
          (c) devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Partnership, taking into account the Partner’s Sharing Ratio, resources and expertise; and
          (d) cooperate fully with the Partnership, the Management Committee and the Operator to ensure compliance with FERC Standards of Conduct, if applicable.
          6.07 Disclaimer Of Duties. WITH RESPECT TO ANY ACTION, CONSENT OR APPROVAL, EACH PARTNER MAY TAKE OR NOT TAKE THE ACTION, OR GRANT OR WITHHOLD CONSENT OR APPROVAL, IN ITS SOLE DISCRETION. THE PROVISIONS OF THIS SECTION 6.07 SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY PARTNER.
ARTICLE 7
TAXES
          7.01 Tax Returns. The Tax Matters Partner shall prepare and timely file (on behalf of the Partnership) all federal, state and local tax returns required to be filed by the Partnership. Each Partner shall furnish to the Tax Matters Partner all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s tax returns to be timely prepared and filed. The Partnership shall bear the costs of the preparation and filing of its returns.
          7.02 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:
          (a) to adopt as the Partnership’s fiscal year the calendar year;
          (b) to adopt the accrual method of accounting;
          (c) if a distribution of the Partnership’s property as described in Code Section 734 occurs or upon a transfer of a Partnership Interest as described in Code Section 743 occurs, on request by notice from any Partner, to elect, pursuant to Code Section 754, to adjust the basis of the Partnership’s properties;
          (d) to elect to amortize the organizational expenses of the Partnership ratably over the period as permitted by Section 709(b) of the Code; and
          (e) any other election the Management Committee may deem appropriate.

Neither the Partnership nor any Partner shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
          7.03 Tax Matters Partner.
          (a) The Management Committee shall designate SET MHP to serve as the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each other Partner to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity.
          (b) The Tax Matters Partner shall provide any Partner, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Partner of its income tax returns and such Partner’s tax information reporting requirements.
          (c) Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.
          (d) The Tax Matters Partner shall not bind any Partner to a settlement agreement without obtaining the consent of such Partner. Any Partner that enters into a settlement agreement with respect to any Partnership item (as described in Code Section 6231(a)(3)) shall notify the other Partners of the settlement agreement and its terms on or before the 90th Day after the date of the settlement.
          (e) No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Partners. If the Management Committee consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Partners. If such consent is not obtained on or before the 30th Day after such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf. Any Partner intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Partners of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is the Partner intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Partners to participate in the choosing of the forum in which such petition will be filed.
          (f) If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the other

           Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.
ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
          8.01 Maintenance of Books; Reports. The Operator shall keep or cause to be kept at the principal office of the Partnership or at such other location approved by the Management Committee complete and accurate books and records of the Partnership, including all books and records necessary to provide to the Partners any information required to be provided pursuant to Section 8.02, supporting documentation of the transactions with respect to the conduct of the Partnership’s business and minutes of the proceedings of the Partners and the Management Committee, and any other books and records that are required to be maintained by applicable Law.
          8.02 Reports.
          (a) With respect to each calendar year, and within the time frame specified by the Management Committee, the Operator shall prepare and deliver to each Partner:
          (i) a statement of operations and a statement of cash flows for such year, a balance sheet and a statement of each Partner’s Capital Account as of the end of such year, and an audited report thereon of the Certified Public Accountants; and
          (ii) such federal, state and local income tax returns and such other accounting and tax information and schedules as shall be necessary for tax reporting purposes by each Partner with respect to such year.
          (b) The Operator shall prepare and deliver to the Partners the following information within 30 Days after the end of such calendar year:
     (i) a discussion and analysis of the results of operations including detailed explanations of significant variances in revenues, expenses and cash flow activities appearing in the audited financial statements, as compared to the same periods in the prior calendar year, and relevant operational statistics, including volumetric data;
     (ii) a schedule of amounts due by year for contractual obligations that will impact Available Cash including, but not limited to, notes payable, capital leases, operating leases, and purchase obligations; and
     (iii) such forecasts as specified by the Management Committee.
          (c) Within 25 Days after the end of each calendar month, the Operator shall cause to be prepared and delivered to each Partner with an appropriate certification of the Person authorized to prepare the same (provided that the Management Committee may change the financial statements required by this Section 8.02(c) to a quarterly basis or may make such other change therein as it may deem appropriate):
          (i) A statement of operations for such month (including sufficient information to permit the Partners to calculate their tax accruals) and for the portion of the calendar year then ended as compared with the same periods for the prior calendar year and with the budgeted results for the current periods; and
          (ii) A balance sheet and a statement of each Partner’s Capital Account as of the end of such month and the portion of the calendar year then ended.
          (d) Within 25 Days after the end of each of the first three calendar quarters of each year, the Operator shall cause to be prepared and delivered to each Partner (i) a statement of operations for such quarter and year-to-date, a statement of cash flows and a statement of each Partner’s Capital Account for the year-to-date period, and a balance sheet as of the end of such quarter, (ii) a discussion and analysis of the results of operations including detailed explanations of significant variances in revenues, expenses and cash flow activities appearing in the financial statements (as formally reviewed by the Certified Public Accountants), as compared to the same periods in the prior calendar year, and relevant operational statistics, including volumetric data, and (iii) within 40 Days after the end of such quarter, a formal review report thereon of the Certified Public Accountants.
          (e) The Operator shall also cause to be prepared and delivered to each Partner such other reports, forecasts, studies, budgets and other information as the Management Committee may request from time to time.
          8.03 Bank Accounts. Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE 9
WITHDRAWAL
          9.01 No Right of Withdrawal. A Partner has no power or right voluntarily to Withdraw from the Partnership.
          9.02 Deemed Withdrawal. A Partner is deemed to have Withdrawn from the Partnership upon the occurrence of any of the following events:
          (a) there occurs an event that makes it unlawful for the Partner to continue to be a Partner;
          (b) the Partner becomes Bankrupt;
          (c) the Partner commences liquidation or winding up; or

          (d) notice from the Management Committee if the Partner commits a Default and the Default has not been cured.
          9.03 Effect of Withdrawal. A Partner that is deemed to have Withdrawn under Section 9.02 (a “Withdrawn Partner”), must comply with the following requirements in connection with its Withdrawal:
          (a) The Withdrawn Partner ceases to be a Partner immediately upon the occurrence of the applicable Withdrawal event.
          (b) The Withdrawn Partner shall not be entitled to receive any distributions from the Partnership except as set forth in Section 9.03(e), and it shall not be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Partnership. The Sharing Ratio of that Partner shall not be taken into account in calculating the Sharing Ratios of the Partners for any purposes. This Section 9.03(b) shall also apply to a Breaching Partner; but if a Breaching Partner cures its breach during the applicable cure period, then any distributions that were withheld from that Partner shall be paid to it, without interest.
          (c) The Withdrawn Partner must pay to the Partnership all amounts it owes to the Partnership.
          (d) The Withdrawn Partner shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Partnership that accrue prior to the Withdrawal.
          (e) From the date of the Withdrawal to the date of the payment, the former Capital Account balance of the Withdrawn Partner shall be recorded as a contingent obligation of the Partnership, and not as a Capital Account, until payment is made. The rights of a Withdrawn Partner under this Section 9.03(e) shall (i) be subordinate to the rights of any other creditor of the Partnership, (ii) not include any right on the part of the Withdrawn Partner to receive any interest (except as may otherwise be provided in the evidence of any indebtedness of the Partnership owed to such Withdrawn Partner) or other amounts with respect thereto; (iii) not require the Partnership to make any distribution (the Withdrawing Partner’s rights under this Section 9.03(e) being limited to receiving such portion of distributions as the Management Committee may, in its Sole Discretion, decide to cause the Partnership to make); (iv) not require any Partner to make a Capital Contribution or a loan to permit the Partnership to make a distribution or otherwise to pay the Withdrawing Partner; and (v) be treated as a liability of the Partnership for purposes of Section 12.02. Except as set forth in this Section 9.03(e), a Withdrawn Partner shall not be entitled to receive any return of its Capital Contributions or other payment from the Partnership in respect of its Partnership Interest.
          (f) The Sharing Ratio of the Withdrawn Partner shall be allocated among the remaining Partners in the proportion that each Partner’s Sharing Ratio bears to the total Sharing Ratio of all remaining Partners, or in such other proportion as the Partners may unanimously agree.

ARTICLE 10
DISPUTE RESOLUTION
          10.01 Disputes. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute. Notwithstanding the foregoing, this Article 10 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Partners; provided, however, that (i) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 10 and (ii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies. Any dispute to which this Article 10 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Partner that is a party to such Dispute is referred to herein as a “Disputing Partner.” The provisions of this Article 10 shall be the exclusive method of resolving Disputes.
          10.02 Negotiation to Resolve Disputes. If a Dispute arises, any Disputing Partner may initiate the dispute resolution procedure under this Article 10 by notifying the other Disputing Partners (a “Dispute Notice”), after which the Disputing Partners shall attempt to resolve such Dispute through the following procedure:
          (a) first, within 7 Days after receipt of the Dispute Notice, the Representatives of the Disputing Partners shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;
          (b) second, if the Dispute is still unresolved, then after the 20th Day following the commencement of the negotiations described in Section 10.02(a) but in no event later than the 30th Day after receipt of the Dispute Notice, the chief executive officer (or his designee) of the Parent of each Disputing Partner shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and
          (c) third, if the Dispute is still unresolved, then after the 10th Day following the commencement of the negotiations described in Section 10.02(b), any Disputing Party may submit the Dispute for resolution under the Federal Arbitration Act by binding arbitration following the Commercial Arbitration Rules of the American Arbitration Association (or, if that Association has ceased to exist, its principal successor) (the “AAA”) then in effect, including its evidentiary and procedural rules (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator(s) or the AAA), to the extent that such rules do not conflict with the terms of this Agreement, by notifying the other Disputing Partners (an “Arbitration Notice”) within the applicable limitation period provided by law.
          10.03 Selection of Arbitrator.

          (a) For any case in which any claim, or combination of claims, is less than or equal to $500,000, the arbitration shall be heard by a sole Arbitrator. Any case in which any claim, or combination of claims, exceeds $500,000 will be subject to the AAA’s Large, Complex Case Procedures and decided by the majority of a panel of three neutral Arbitrators. The Arbitrator(s) shall be selected in accordance with this Section 10.03.
          (b) For arbitrations conducted by a single Arbitrator, the Disputing Partner that submits a Dispute to arbitration shall designate a proposed neutral sole Arbitrator in its Arbitration Notice. If any other Disputing Partner objects to a proposed sole Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Partners of its objection. All of the Disputing Partners shall attempt to agree upon a mutually acceptable sole Arbitrator. If they have not done so, then after the 20th Day following delivery of the notice described in the immediately preceding sentence, any Disputing Partner may request the AAA to designate the sole Arbitrator. For arbitrations conducted by a panel of three Arbitrators, the Disputing Partner initiating arbitration shall nominate one Arbitrator at the time it initiates arbitration. The other Disputing Partner(s) shall collectively nominate one Arbitrator on or before the 10th Day after receiving the Arbitration Notice. The two Arbitrators shall appoint a third, neutral Arbitrator. All Arbitrators shall be competent and experienced in matters involving the gas storage business in the United States, with at least ten years of legal, engineering, or business experience in the gas industry, and shall be impartial and independent of the Partners (and the other Arbitrators, in the case of arbitrations conducted by a panel of three arbitrators, except for prior arbitrations). Each Disputing Partner shall pay for the expenses incurred by the Arbitrator it appoints, if applicable, and the costs of the sole Arbitrator or the third Arbitrator shall be divided equally among the Disputing Partners. If any Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 10.03.
          10.04 Conduct of Arbitration. The Arbitrator(s) shall expeditiously (and, if possible, on or before the 90th Day after the Arbitrator(s)’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Houston, Texas. Except as expressly provided to the contrary in this Agreement, the Arbitrator(s) shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Partner will provide such materials, information, testimony and evidence requested by the Arbitrator(s), except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If they deem necessary, the Arbitrator(s) may propose to the Disputing Partners that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Partners, which shall not be unreasonably withheld. Each Disputing Partner, the Arbitrator(s) and any proposed expert shall disclose to the other Disputing Partners any business, personal or other relationship or affiliation that may exist or may have existed between the Disputing Partner (or the Arbitrator(s)) and the proposed expert; and any Disputing Partner may disapprove of the proposed expert on the basis of that relationship or affiliation. The decision of the Arbitrator(s) (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Partners and may be enforced in any court of competent jurisdiction; provided, however, that the Partners agree that the Arbitrator(s) and any court enforcing the award of the Arbitrator(s) shall not have the right or authority to award punitive, special, consequential, indirect, exemplary or similar damages to any Disputing Partner. The responsibility for paying the costs and expenses of the arbitration, including compensation to any experts retained by the Arbitrator(s), shall be divided equally among the Disputing Partners. Each Disputing Partner shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator(s) determines that compelling reasons exist for allocating all or a portion of those costs and expenses to one or more other Disputing Partners.
ARTICLE 11
DISSOLUTION, WINDING UP AND TERMINATION
          11.01 Dissolution. The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
          (a) notice from the Management Committee to the Partners dissolving the Partnership;
          (b) entry of a decree of judicial dissolution of the Partnership under Section 15-801 of the Act;
          (c) the Disposition or abandonment of all or substantially all of the Partnership’s business and assets; or
          (d) an event that makes it unlawful for the business of the Partnership to be carried on.
          11.02 Winding Up and Termination.
          (a) On the occurrence of a Dissolution Event, the Operator shall serve as liquidator under the supervision of the Management Committee. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the Partners. The steps to be accomplished by the liquidator are as follows:
          (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
          (ii) the liquidator shall discharge from Partnership funds all of the indebtedness of the Partnership and other debts, liabilities and obligations of the Partnership (including all expenses incurred in winding up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

          (iii) all remaining assets of the Partnership shall be distributed to the Partners as follows:
               (A) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with the provisions of Article 5;
               (B) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
               (C) Partnership property (including cash) shall be distributed among the Partners in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, the 90th Day after the date of the liquidation).
          (b) The distribution of cash or property to a Partner in accordance with the provisions of this Section 11.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partner’s property. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.
          (c) No dissolution or termination of the Partnership shall relieve a Partner from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Partnership that there is a reasonable basis for believing will ever be needed again shall be furnished to the liquidator, which shall keep such books and records (subject to review by any Person that was a Partner at the time of dissolution) for a period at least three years. At such time as the liquidator no longer agrees to keep such books and records, it shall offer the Persons who were Partners at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.
          11.03 Deficit Capital Accounts. No Partner will be required to pay to the Partnership, to any other Partner or to any third party any deficit balance that may exist from time to time in another Partner’s Capital Account.
          11.04 Certificate of Cancellation. On completion of the distribution of Partnership assets as provided herein, the Partners (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the

State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Partnership. Upon the filing of such certificate of cancellation, the existence of the Partnership shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 12
GENERAL PROVISIONS
          12.01 Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.
          12.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Partner to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Exhibit A or in the instrument described in Section 3.04, or such other address as that Partner may specify by notice to the other Partners. Any notice, request or consent to the Partnership must be given to all of the Partners. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
          12.03 Entire Agreement; Superseding Effect. This Agreement and the O&M Agreement constitute the entire agreement of the Partners and their Affiliates relating to the Partnership and the transactions contemplated hereby and supersede all provisions and concepts contained in all prior agreements.
          12.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Partner in the performance by that Partner of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Partner of the same or any other obligations of that Partner with respect to the Partnership. Except as otherwise provided in this Agreement, failure on the part of a Partner to complain of any act of any Partner or to declare any Partner in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Partner of its rights with respect to that default until the applicable statute-of-limitations period has run.
          12.05 Amendment or Restatement. This Agreement or the Certificate may be amended or restated only by a written instrument executed (or, in the case of the Certificate, approved) by all Partners.
          12.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Partners and their respective successors and permitted assigns.

          12.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. WITHOUT LIMITING THE PROVISIONS OF ARTICLE 10, A PARTNER MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN COURTS OF THE STATE OF DELAWARE OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited partnership agreement (or otherwise by agreement of the partners of a limited partnership), that provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Partner or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Partners or circumstances is not affected thereby, and (b) the Partners shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Partners in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
          12.08 Further Assurances. In connection with this Agreement and the transactions it contemplates, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 12.08 shall not obligate a Partner to furnish guarantees or other credit supports by such Partnership’s Parent or other Affiliates.
          12.09 Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.
          12.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[Signature page follows.]

          IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above.

PARTNERS:

Spectra Energy MHP Holding, LLC

By:	Spectra	Energy Transmission, LLC,
its sole member

By:	/s/ Martha B. Wyrsch

	Name:	Martha B. Wyrsch
	Title:	President and Chief Executive Officer

Spectra Energy Southeast MHP Holding, LLC

By:	Spectra	Energy Southeast Pipeline Corporation,
its sole member

By:	/s/ William S. Garner, Jr.

	Name:	William S. Garner, Jr.
	Title:	Vice President, General Counsel and Secretary

Spectra Energy Partners MHP Holding, LLC

By:	Spectra	Energy Partners OLP, LP,
its sole member

By:	/s/ C. Gregory Harper

	Name: Title:	C. Gregory Harper President and Chief Executive Officer
[Signature Page to General Partnership Agreement of Market Hub Partners Holding]

EXHIBIT A
PARTNERS

			Representative and
			Alternative
Name and Address	Sharing Ratio	Parent	Representative

Spectra Energy Partners MHP Holding, LLC 5400 Westheimer Court Houston, Texas 77056-5310 Attn: Lon C. Mitchell Fax: (713) 627-6012	50%	Spectra Energy Partners, LP	Lon C. Mitchell — Representative C. Gregory Harper — Alternative Representative

Spectra Energy MHP Holding, LLC 5400 Westheimer Court Houston, Texas 77056-5310 Attn: [ ] Fax: [ ]	49.9%	Spectra Energy Corp	[ ] — Representative [ ] — Alternative Representative

Spectra Energy Southeast MHP Holding, LLC 5400 Westheimer Court Houston, Texas 77056-5310 Attn: [ ] Fax: [ ]	0.1%	Spectra Energy Corp	[ ] — Representative [ ] — Alternative Representative

Exhibit A - Page 1

EXHIBIT B
INITIAL FACILITIES
     Two high deliverability salt cavern natural gas storage facilities located in Acadia Parish, Louisiana and Liberty County, Texas. The two facilities have aggregate working gas storage capacity of approximately 35 Bcf and interconnect with a total of 12 major natural gas pipeline systems.
     The Egan storage facility, located in Acadia Parish, Louisiana, has a working gas capacity of approximately 20 Bcf, and includes a 38-mile pipeline system that interconnects with seven major natural gas pipelines. Egan offers access to Gulf Coast, Midwest, Southeast and Northeast markets served by pipeline interconnects with Tennessee Gas, Texas Eastern, Columbia Gulf, ANR, Texas Gas, Trunkline and Florida Gas.
     The Moss Bluff storage facility, located in Liberty County, Texas, has a working gas capacity of approximately 15 Bcf, and includes a 20-mile pipeline system that interconnects with five major pipeline systems. Moss Bluff offers access to Texas intrastate, Northeast and Midwest markets served by pipeline interconnects with Texas Eastern, Natural Gas Pipeline of America, Kinder Morgan Tejas, Kinder Morgan Texas and Enterprise Intrastate.

Exhibit B - Page 1